RECORD DATE AMENDED FOR BOOZ ALLEN SPECIAL DIVIDEND

McLean, Virginia, August 3, 2012 –Booz Allen Hamilton Holding Corporation (NYSE:BAH) announced on August 1, 2012 that its Board of Directors had authorized and declared a regular cash dividend in the amount of $0.09 per share and a special cash dividend in the amount of $6.50 per share, both payable on August 31, 2012. The record date for the regular cash dividend remains August 14, 2012 as previously announced. The Company is changing the record date for its previously announced special cash dividend from August 13, 2012 to August 15, 2012.

The Company has been informed by the New York Stock Exchange that, in accordance with its rules, the ex-dividend date for the special dividend is expected to be September 4, 2012, as shares of the Company stock will trade with “due-bills” beginning two business days prior to the special cash dividend record date through the payment date.  Accordingly, stockholders who sell their shares on or before the payment date will not be entitled to receive the special cash dividend. The ex-dividend date for the regular quarterly dividend is expected to be August 10, 2012.

Forward Looking Statements

This press release contains, or may be deemed to contain, “forward-looking statements” (as defined in the U.S. Private Securities Litigation Reform Act of 1995). Examples of forward-looking statements include information concerning the future payment of the special cash dividend or the regular quarterly cash dividend and the ex-dividend date for the special dividend. These statements give Booz Allen Hamilton’s current expectation of future events or its future performance and do not relate directly to historical or current events. A number of factors could cause Booz Allen Hamilton’s future actions and related results to vary from any expectations or goals expressed in, or implied by, the forward-looking statements included in this press release, possibly to a material degree. Some of these factors include, but are not limited to, the risk factors set forth in Booz Allen Hamilton’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on May 30, 2012. All forward-looking statements included in this press release speak only as of the date made, and, except as required by law, Booz Allen Hamilton undertakes no obligation to update or revise publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

About Booz Allen Hamilton

Booz Allen Hamilton is a leading provider of management and technology consulting services to the U.S. government in defense, intelligence, and civil markets, and to major corporations, institutions, and not-for-profit organizations. Booz Allen is headquartered in McLean, Virginia, employs approximately 25,000 people, and had revenue of $5.86 billion for the 12 months ended March 31, 2012.

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